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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2006

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation)
000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)
(905) 726-2462 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definite Agreement

On November 1, 2006 the registrant issued a press release announcing that it sold the its interest in the entity that owns and operates the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna International Inc. for a sale value of Euros 30.0 million (U.S. $38.3 million). Under the terms of the share purchase agreement, the registrant received cash proceeds of approximately Euros 13.2 million (U.S. $16.9 million) and approximately Euros 16.8 million (U.S. $21.4 million) of total debt was assumed by the purchaser. In addition, a subsidiary of MI Developments Inc. will receive from the registrant a fee of 1% of the net sale proceeds as consideration for waiving repayment rights under the registrant's bridge loan agreement between the registrant and a subsidiary of MI Developments In., made as of July 22, 2005, as amended.

The sale was supervised by the Special Committee of the registrant's board of directors, consisting of Jerry D. Campbell (Chairman), Louis E. Lataif and William J. Menear. The transaction was approved by the registrant's board after a favorable recommendation of the Special Committee.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.01.

The full text of the share purchase agreement referenced in Item 1.01 above is attached as Exhibits 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)
Exhibits

Exhibit 10.1	Share Purchase Agreement made as of October 31, 2006 between Fontana Beteiligungs GmbH and Magna Steyr Metalforming AG. (The schedules to this agreement, which are listed below, have not been included and will be furnished to the SEC upon request.).
Schedules: Schedule A — List of capitalized terms Schedule B — Net Working Capital as of September 30, 2006 Schedule C — Demerger Agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
November 7, 2006	by:	/s/ WILLIAM G. FORD William G. Ford Corporate Secretary

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SIGNATURES